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                                                                     EXHIBIT (j)

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated August 8, 2000, for the AHA Limited Maturity Fixed Income Fund, AHA Full Maturity Fixed Income Fund, AHA Balanced Fund and AHA Diversified Equity Fund, and to all references to our Firm included or made part of this Registration Statement of AHA Investment Funds, Inc., comprising the AHA U.S. Government Money Market Fund, AHA Limited Maturity Fixed Income Fund, AHA Full Maturity Fixed Income Fund, AHA Balanced Fund, AHA Diversified Equity Fund, AHA U.S. Growth Equity Fund, and AHA International Core Equity Fund.


/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP

Chicago, Illinois
August 3, 2001